Exhibit 99.1

NEWS RELEASE

Media Contact:	Doug Kline
Sempra Energy
(877) 340-8875
secorporatecommunications@sempra.com

Financial Contact:	Patrick Billings
Sempra Energy
(877) 736-7727
investor@sempra.com

SEMPRA ENERGY REPORTS
HIGHER THIRD-QUARTER 2018 EARNINGS

•	Preliminary Commercial Agreements Announced for Continued Development of LNG Export Projects in Louisiana, Mexico

•	InfraREIT-Sharyland Transaction to Expand Texas Regulated Transmission Platform

•	$1.54 Billion Pending Sale of U.S. Solar Assets Advances Asset Portfolio Optimization

SAN DIEGO, Nov. 7, 2018 - Sempra Energy (NYSE: SRE) today reported third-quarter 2018 earnings of $274 million, or $0.99 per diluted share, up from $57 million, or $0.22 per diluted share, in the third quarter 2017.
On an adjusted basis, Sempra Energy’s third-quarter 2018 earnings increased to $339 million, or $1.23 per diluted share, from $265 million, or $1.04 per diluted share, in the third quarter 2017.
“The most recent quarter was very strong - credit goes to our employees,” said Jeffrey W. Martin, CEO of Sempra Energy. “All of our businesses contributed to our third-quarter operating results. We are building momentum, successfully executing on several major initiatives to advance our strategic vision of becoming North America’s premier energy infrastructure company. Our agreement to sell our U.S. solar assets is important. We expect to utilize capital from our solar asset sales to significantly expand our regulated Texas utility platform through Oncor’s acquisition of InfraREIT and our acquisition of a 50-percent interest in Sharyland. We also have made significant progress toward our goal of becoming a market leader in North American liquefied natural gas (LNG) exports, recently securing preliminary commercial agreements for development of several LNG export projects.”

For the first nine months of 2018, Sempra Energy’s earnings were $60 million, or $0.22 per diluted share, compared with $757 million, or $2.99 per diluted share, in the first nine months last year. Adjusted earnings for the first nine months of 2018 were $1.07 billion, or $4 per diluted share, compared with $979 million, or $3.87 per diluted share, in the first nine months of 2017.
These results reflect certain significant items as described in the following table of GAAP earnings reconciled to adjusted earnings (on an after-tax basis) for the third quarter and first nine months of 2018 and 2017:

	Three months ended September 30,		Nine months ended September 30,
(Unaudited; dollars, except EPS, and shares, in millions)	2018	2017	2018	2017
GAAP Earnings(1)	$274	$57	$60	$757
Impairment of Non-Utility Natural Gas Storage Assets	—	—	755	—
Impairment of U.S. Wind Equity Method Investments	—	—	145	—
Impairment of Investment in RBS Sempra Commodities	65	—	65	—
Impact from the Tax Cuts and Jobs Act of 2017	—	—	25	—
Impacts Associated with Aliso Canyon Litigation	—	—	22	—
Write-off of Wildfire Regulatory Asset	—	208	—	208
Adjustments Related to Termoeléctrica de Mexicali (TdM)	—	—	—	42
Recoveries Related to 2016 Permanent Release of Pipeline Capacity	—	—	—	(28)
Adjusted Earnings(1)	$339	$265	$1,072	$979

Diluted weighted-average shares outstanding	276	253	268	253
GAAP Earnings Per Diluted Share(1)	$0.99	$0.22	$0.22	$2.99
Adjusted Earnings Per Diluted Share(1)	$1.23	$1.04	$4.00	$3.87
1)
Attributable to common shares. Sempra Energy adjusted earnings and adjusted earnings per share are non-GAAP financial measures. See Table A for information regarding non-GAAP financial measures and descriptions of adjustments above.

OPERATING HIGHLIGHTS
Earlier today, Sempra Energy announced that its IEnova and Sempra LNG & Midstream subsidiaries have signed three Heads of Agreements (HOAs) with affiliates of Total S.A., Mistui & Co., Ltd., and Tokyo Gas Co., Ltd., for the full export capacity of Phase 1 of the Energia Costa Azul (ECA) LNG liquefaction project located in Baja California, Mexico. The HOAs contemplate the parties negotiating and finalizing definitive 20-year LNG sales-and-purchase agreements, with each of the companies purchasing approximately 0.8 million tonnes per annum (Mtpa) of LNG. ECA LNG Phase 1 is expected to include one liquefaction train capable of producing approximately 2.4 Mtpa of LNG.
Earlier this week, Sempra Energy announced a Memorandum of Understanding (MOU) with Total S.A. that contemplates Total potentially contracting for up to 9 Mtpa of LNG offtake from Sempra Energy’s LNG export development projects, including the approximately 0.8 Mtpa at ECA LNG Phase 1, as described above, and at Cameron LNG Phase 2. On Nov. 2, Sempra Energy announced that Cameron LNG has initiated the commissioning process for the first liquefaction train of Phase 1 of the Louisiana joint-venture export project. Commissioning is the last step before the start-up process, when the liquefaction trains become fully operational and LNG can be exported from the facility. The first three liquefaction trains that comprise Cameron LNG Phase 1 are expected to be producing LNG in 2019.
On Oct. 18, Sempra Energy announced that it and Oncor have entered into agreements under which Oncor will acquire 100 percent of the equity interests of InfraREIT, Inc. for $1.275 billion, excluding certain transaction costs, and Sempra Energy will acquire a 50-percent limited-partnership interest in a holding company that will own Sharyland Utilities, LP, for approximately $98 million. Sempra Energy expects to utilize approximately $1.12 billion, excluding certain transaction costs, from the company’s pending solar asset sales to help fund the transaction, which is slated for completion in mid-2019, subject to regulatory approvals, lender consents and customary closing conditions.
On Sept. 20, Sempra Renewables entered into an agreement to sell all of its U.S. operating solar assets, one U.S. wind generation facility, and its solar and battery storage development projects to a subsidiary of Consolidated Edison for $1.54 billion, subject to regulatory approvals and customary closing conditions. The sales process for the other announced asset sales - U.S. wind and U.S. non-utility natural gas storage assets - is ongoing.
Sempra Energy’s Mexican subsidiary IEnova continues to expand its liquids business with the recent acquisition of a 51-percent equity interest in the Manzanillo marine terminal development project. IEnova will build the terminal, which is estimated to cost approximately $200 million, of which IEnova’s share would be approximately $100 million. The project is expected to commence commercial operations in late 2020 and 50 percent of the terminal’s capacity already is contracted to Trafigura Mexico, S.A. de C.V. In recent months, IEnova also announced new capacity agreements for the Baja Refinados and Topolobampo liquids terminals, both of which are now fully contracted.

EARNINGS GUIDANCE
Today, Sempra Energy reaffirmed its 2018 GAAP earnings-per-share guidance range of $2.83 to $3.44 and 2018 adjusted earnings-per-share guidance range of $5.30 to $5.80.

NON-GAAP FINANCIAL MEASURES
Non-GAAP financial measures include Sempra Energy’s adjusted earnings and adjusted earnings per share for the third-quarter and nine-month periods in 2018 and 2017, as well as the adjusted 2018 earnings-per-share guidance range. Additional information regarding these non-GAAP financial measures is in Table A of the third-quarter financial tables.

INTERNET BROADCAST
Sempra Energy will webcast a live discussion of its earnings results today at 12 p.m. EST with senior management of the company. Access is available by logging onto the website at www.sempra.com. For those unable to log onto the live webcast, the teleconference will be available on replay a few hours after its conclusion by dialing (888) 203-1112 and entering passcode 9587918.
Sempra Energy, a San Diego-based energy services holding company with 2017 revenues of more than $11 billion, is the utility holding company with the largest U.S. customer base. The Sempra Energy companies' approximately 20,000 employees serve more than 40 million consumers worldwide.
###
This press release contains statements that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements can be identified by words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “assumes,” “depends,” “should,” “could,” “would,” “will,” “confident,” “may,” “can,” “potential,” “possible,” “proposed,” “target,” “pursue,” “outlook,” “maintain,” or similar expressions or when we discuss our guidance, strategy, plans, goals, vision, opportunities, projections, initiatives, objectives or intentions. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. Future results may differ materially from those expressed in the forward-looking statements.
Factors, among others, that could cause our actual results and future actions to differ materially from those described in any forward-looking statements include risks and uncertainties relating to: actions and the timing of actions, including decisions, new regulations, and issuances of permits and other authorizations by the California Public Utilities Commission, U.S. Department of Energy, California Department of Conservation's Division of Oil, Gas, and Geothermal Resources, Federal Energy Regulatory Commission, U.S. Environmental Protection Agency, Pipeline and Hazardous Materials Safety Administration, Los Angeles County Department of Public Health, Public Utility Commission of Texas, states, cities and counties, and other regulatory and governmental bodies in the U.S. and other countries in which we operate; the timing and success of business development efforts, major acquisitions such as our interest in Oncor, and construction projects, including risks in (i) timely obtaining or maintaining permits and other authorizations, (ii) completing construction projects on schedule and on budget, (iii) obtaining the consent and participation of partners and counterparties and their ability to fulfill contractual commitments, and (iv) not realizing anticipated benefits; the resolution of civil and criminal litigation and regulatory investigations; deviations from regulatory precedent or practice that result in a reallocation of benefits or burdens among shareholders and ratepayers; denial of approvals of proposed settlements; and delays in, or disallowance or denial of, regulatory agency authorizations to recover costs in rates from customers or regulatory agency approval for projects required to enhance safety and reliability; and moves to reduce or eliminate reliance on natural gas; the greater degree and prevalence of wildfires in California in recent years and risk that we may be found liable for damages regardless of fault, such as where inverse condemnation applies, and risk that we may not be able to recover any such costs in rates from customers in California; the availability of electric power and natural gas and natural gas storage capacity, including disruptions caused by failures in the transmission grid, limitations on the withdrawal or injection of natural gas from or into storage facilities, and equipment failures; risks posed by actions of third parties who control the operations of our investments; weather conditions, natural disasters, accidents, equipment failures, computer system outages, explosions, terrorist attacks and other events that disrupt our operations, damage our facilities and systems, cause the release of harmful materials, cause wildfires and subject us to third-party liability for property damage or personal injuries, fines and penalties, some of which may not be covered by insurance (including costs in excess of applicable policy limits), may be disputed by insurers or may otherwise not be recoverable through regulatory mechanisms or may impact our ability to obtain satisfactory levels of affordable insurance; cybersecurity threats to the energy grid, storage and pipeline infrastructure, the information and systems used to operate our businesses and the confidentiality of our proprietary information and the personal information of our customers and employees; our ability to successfully execute our plan to divest certain non-utility assets within the anticipated timeframe, if at all, or that such plan may not yield the anticipated benefits; actions of activist shareholders, which could impact the market price of our equity and debt securities and disrupt our operations as a result of, among other things, requiring significant time and attention by management and our board of directors; changes in capital markets, energy markets and economic conditions, including the availability of credit and the liquidity of our investments; and volatility in inflation, interest and currency exchange rates and commodity prices and our ability to effectively hedge the risk of such volatility; the impact of recent federal tax reform and uncertainty as to how it may be applied, and our ability to mitigate adverse impacts; actions by credit rating agencies to downgrade our credit ratings or those of our subsidiaries or to place those ratings on negative outlook and our ability to borrow at favorable interest rates; changes in foreign and domestic trade policies and laws, including border tariffs, and revisions to or replacement of international trade agreements, such as the North American Free Trade Agreement, that may increase our costs or impair our ability to resolve trade disputes; the ability to win competitively bid infrastructure projects against a number of strong and aggressive competitors; expropriation of assets by foreign governments and title and other property disputes; the impact on reliability of San Diego Gas & Electric’s (SDG&E) electric transmission and distribution system due to increased amount and variability of power supply from renewable energy sources; the impact on competitive customer rates due to the growth in distributed and local power generation and from possible departing retail load resulting from customers transferring to Direct Access and Community Choice Aggregation or other forms of distributed and local power generation and the potential risk of nonrecovery for stranded assets and contractual obligations; Oncor Electric Delivery Company LLC’s (Oncor) ability to eliminate or reduce its quarterly dividends due to regulatory capital requirements and commitments, or the determination by Oncor’s independent directors or a minority member director to retain such amounts to meet future requirements; and other uncertainties, some of which may be difficult to predict and are beyond our control.
These risks and uncertainties are further discussed in the reports that Sempra Energy has filed with the U.S. Securities and Exchange Commission (SEC). These reports are available through the EDGAR system free-of-charge on the SEC's website, www.sec.gov. Investors should not rely unduly on any forward-looking statements. These forward-looking statements speak only as of the date hereof, and the company undertakes no obligation to update or revise these forecasts or projections or other forward-looking statements, whether as a result of new information, future events or otherwise.
Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico, Sempra Texas Utility, Oncor Electric Delivery Company LLC (Oncor) and Infraestructura Energética Nova, S.A.B. de C.V. (IEnova) are not the same companies as the California utilities, San Diego Gas & Electric Company (SDG&E) or Southern California Gas Company (SoCalGas), and Sempra South American Utilities, Sempra North American Infrastructure, Sempra LNG & Midstream, Sempra Renewables, Sempra Mexico, Sempra Texas Utility, Oncor and IEnova are not regulated by the California Public Utilities Commission.

SEMPRA ENERGY
Table A

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions, except per share amounts)	2018	2017(1)	2018	2017(1)
	(unaudited)
REVENUES
Utilities	$2,460	$2,277	$7,248	$7,172
Energy-related businesses	480	402	1,218	1,071
Total revenues	2,940	2,679	8,466	8,243

EXPENSES AND OTHER INCOME
Utilities:
Cost of electric fuel and purchased power	(675)	(650)	(1,778)	(1,730)
Cost of natural gas	(255)	(190)	(782)	(903)
Energy-related businesses:
Cost of natural gas, electric fuel and purchased power	(119)	(97)	(257)	(226)
Other cost of sales	(17)	(21)	(54)	(5)
Operation and maintenance	(819)	(759)	(2,383)	(2,226)
Depreciation and amortization	(380)	(378)	(1,158)	(1,106)
Franchise fees and other taxes	(131)	(114)	(352)	(325)
Write-off of wildfire regulatory asset	—	(351)	—	(351)
Impairment losses	(4)	(1)	(1,304)	(72)
Other income, net	97	40	196	322
Interest income	22	12	76	26
Interest expense	(232)	(165)	(685)	(493)
Income (loss) before income taxes and equity earnings of unconsolidated subsidiaries	427	5	(15)	1,154
Income tax (expense) benefit	(167)	84	127	(378)
Equity earnings	74	13	50	26
Net income	334	102	162	802
Earnings attributable to noncontrolling interests	(24)	(45)	(12)	(44)
Mandatory convertible preferred stock dividends	(36)	—	(89)	—
Preferred dividends of subsidiary	—	—	(1)	(1)
Earnings attributable to common shares	$274	$57	$60	$757

Basic earnings per common share	$1.00	$0.23	$0.23	$3.01
Weighted-average number of shares outstanding, basic (thousands)	273,944	251,692	265,963	251,425

Diluted earnings per common share	$0.99	$0.22	$0.22	$2.99
Weighted-average number of shares outstanding, diluted (thousands)	275,907	253,364	267,644	252,987

(1)	As adjusted for the retrospective adoption of Accounting Standards Update (ASU) 2017-07 and a reclassification to conform to current year presentation.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY ADJUSTED EARNINGS TO SEMPRA ENERGY GAAP EARNINGS (Unaudited)
Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share exclude items (after the effects of income taxes and, if applicable, noncontrolling interests) in 2018 and 2017 as follows:
Three months ended September 30, 2018:

▪	$(65) million impairment of RBS Sempra Commodities LLP (RBS Sempra Commodities) equity method investment at Parent and other

Three months ended September 30, 2017:

▪	$(208) million write-off of wildfire regulatory asset at San Diego Gas & Electric Company (SDG&E)

Nine months ended September 30, 2018:

▪	$(65) million impairment of RBS Sempra Commodities equity method investment

▪	$(755) million impairment of certain non-utility natural gas storage assets in the southeast U.S. at Sempra LNG & Midstream

▪	$(145) million other-than-temporary impairment of certain U.S. wind equity method investments at Sempra Renewables

▪	$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation at Southern California Gas Company (SoCalGas)

▪	$(25) million income tax expense to adjust the Tax Cuts and Jobs Act of 2017 (TCJA) provisional amounts

Nine months ended September 30, 2017:

▪	$(208) million write-off of wildfire regulatory asset at SDG&E

▪	$(47) million impairment of Termoeléctrica de Mexicali (TdM) assets that were held for sale until June 2018 at Sempra Mexico

▪	$5 million deferred income tax benefit on the TdM assets that were held for sale

▪	$28 million of recoveries related to 2016 permanent release of pipeline capacity at Sempra LNG & Midstream

Sempra Energy Adjusted Earnings and Adjusted Earnings Per Common Share are non-GAAP financial measures (GAAP represents accounting principles generally accepted in the United States of America). Because of the significance and/or nature of the excluded items, management believes that these non-GAAP financial measures provide a meaningful comparison of the performance of Sempra Energy’s business operations from 2018 to 2017 and to future periods. Non-GAAP financial measures are supplementary information that should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. The table below reconciles for historical periods these non-GAAP financial measures to Sempra Energy GAAP Earnings and GAAP Diluted Earnings Per Common Share, which we consider to be the most directly comparable financial measures calculated in accordance with GAAP.

	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings	Pretax amount	Income tax (benefit) expense(1)	Non-controlling interests	Earnings
(Dollars in millions, except per share amounts)	Three months ended September 30, 2018				Three months ended September 30, 2017
Sempra Energy GAAP Earnings				$274				$57
Excluded items:
Impairment of investment in RBS Sempra Commodities	$65	$—	$—	65	$—	$—	$—	—
Write-off of wildfire regulatory asset	—	—	—	—	351	(143)	—	208
Sempra Energy Adjusted Earnings				$339				$265

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$0.99				$0.22
Sempra Energy Adjusted Earnings				$1.23				$1.04
Weighted-average number of shares outstanding, diluted (thousands)				275,907				253,364

	Nine months ended September 30, 2018				Nine months ended September 30, 2017
Sempra Energy GAAP Earnings				$60				$757
Excluded items:
Impairment of investment in RBS Sempra Commodities	$65	$—	$—	65	$—	$—	$—	—
Impairment of non-utility natural gas storage assets	1,300	(499)	(46)	755	—	—	—	—
Impairment of U.S. wind equity method investments	200	(55)	—	145	—	—	—	—
Impacts associated with Aliso Canyon litigation	1	21	—	22	—	—	—	—
Impact from the TCJA	—	25	—	25	—	—	—	—
Write-off of wildfire regulatory asset	—	—	—	—	351	(143)	—	208
Impairment of TdM assets held for sale	—	—	—	—	71	—	(24)	47
Deferred income tax benefit associated with TdM	—	—	—	—	—	(8)	3	(5)
Recoveries related to 2016 permanent release of pipeline capacity	—	—	—	—	(47)	19	—	(28)
Sempra Energy Adjusted Earnings				$1,072				$979

Diluted earnings per common share:
Sempra Energy GAAP Earnings				$0.22				$2.99
Sempra Energy Adjusted Earnings				$4.00				$3.87
Weighted-average number of shares outstanding, diluted (thousands)				267,644				252,987
(1)
Except for adjustments that are solely income tax and tax related to outside basis differences, income taxes were primarily calculated based on applicable statutory tax rates. Income taxes associated with TdM were calculated based on the applicable statutory tax rate, including translation from historic to current exchange rates. An income tax benefit of $12 million associated with the 2017 TdM impairment has been fully reserved.

SEMPRA ENERGY
Table A (Continued)
RECONCILIATION OF SEMPRA ENERGY 2018 ADJUSTED EARNINGS-PER-SHARE GUIDANCE RANGE TO SEMPRA ENERGY 2018 GAAP EARNINGS-PER-SHARE GUIDANCE RANGE (Unaudited)

Sempra Energy 2018 Adjusted Earnings-Per-Share Guidance Range of $5.30 to $5.80 excludes items (after the effects of income taxes and, if applicable, noncontrolling interests) as follows:

▪	$(965) million in impairments of certain assets and equity method investments

▪	$(22) million impacts associated with Aliso Canyon natural gas storage facility litigation

▪	$(25) million income tax expense to adjust the TCJA provisional amounts

▪
$340 million - $370 million estimated gain on sale, net of $128 million - $139 million(1) income tax expense, of the Sempra Renewables operating solar assets, Broken Bow 2 wind generation facility and its solar and battery storage development projects (the Renewables Sale) that is expected to close near the end of 2018

Sempra Energy 2018 Adjusted Earnings-Per-Share Guidance is a non-GAAP financial measure. Because of the significance and/or nature of the excluded items, management believes this non-GAAP financial measure provides additional clarity into the ongoing results of the business and the comparability of such results to prior and future periods and also as a base for projected earnings-per-share compound annual growth rate. Sempra Energy 2018 Adjusted Earnings-Per-Share Guidance should not be considered an alternative to Earnings-Per-Share Guidance determined in accordance with GAAP. The table below reconciles Sempra Energy 2018 Adjusted Earnings-Per-Share Guidance Range to Sempra Energy 2018 GAAP Earnings-Per-Share Guidance Range, which we consider to be the most directly comparable financial measure calculated in accordance with GAAP.

	Full-Year 2018
Sempra Energy GAAP Earnings-Per-Share Guidance Range	$2.83	to	$3.44
Excluded items:
Impairments of certain assets and equity method investments	3.55		3.55
Impacts associated with Aliso Canyon litigation	0.08		0.08
Impact from the TCJA	0.09		0.09
Estimated gain on the Renewables Sale	(1.25)		(1.36)
Sempra Energy Adjusted Earnings-Per-Share Guidance Range	$5.30	to	$5.80
Weighted-average number of shares outstanding, diluted (millions)			272
(1) Income taxes on estimated gain were calculated based on applicable statutory tax rates.
.

SEMPRA ENERGY
Table B

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2018	December 31, 2017(1)
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$212	$288
Restricted cash	73	62
Accounts receivable, net	1,663	1,584
Due from unconsolidated affiliates	43	37
Income taxes receivable	99	110
Inventories	345	307
Regulatory assets	92	325
Fixed-price contracts and other derivatives	96	66
Greenhouse gas allowances	339	299
Assets held for sale	1,881	127
Other	202	136
Total current assets	5,045	3,341

Other assets:
Restricted cash	3	14
Due from unconsolidated affiliates	682	598
Regulatory assets	1,469	1,517
Nuclear decommissioning trusts	1,042	1,033
Investment in Oncor Holdings	9,553	—
Other investments	2,561	2,527
Goodwill	2,363	2,397
Other intangible assets	229	596
Dedicated assets in support of certain benefit plans	443	455
Insurance receivable for Aliso Canyon costs	474	418
Deferred income taxes	116	170
Greenhouse gas allowances	275	93
Sundry	852	792
Total other assets	20,062	10,610
Property, plant and equipment, net	35,498	36,503
Total assets	$60,605	$50,454
(1) Derived from audited financial statements.

SEMPRA ENERGY
Table B (Continued)

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in millions)	September 30, 2018	December 31, 2017(1)
	(unaudited)
Liabilities and Equity
Current liabilities:
Short-term debt	$2,897	$1,540
Accounts payable	1,375	1,523
Due to unconsolidated affiliates	7	7
Dividends and interest payable	495	342
Accrued compensation and benefits	356	439
Regulatory liabilities	284	109
Current portion of long-term debt	1,464	1,427
Fixed-price contracts and other derivatives	63	109
Customer deposits	172	162
Reserve for Aliso Canyon costs	161	84
Greenhouse gas obligations	339	299
Liabilities held for sale	156	49
Other	722	545
Total current liabilities	8,491	6,635

Long-term debt	21,335	16,445

Deferred credits and other liabilities:
Customer advances for construction	146	150
Due to unconsolidated affiliates	36	35
Pension and other postretirement benefit plan obligations, net of plan assets	1,052	1,148
Deferred income taxes	2,231	2,767
Deferred investment tax credits	25	28
Regulatory liabilities	3,974	3,922
Asset retirement obligations	2,750	2,732
Fixed-price contracts and other derivatives	235	316
Greenhouse gas obligations	102	—
Deferred credits and other	1,117	1,136
Total deferred credits and other liabilities	11,668	12,234
Equity:
Sempra Energy shareholders’ equity	16,617	12,670
Preferred stock of subsidiary	20	20
Other noncontrolling interests	2,474	2,450
Total equity	19,111	15,140
Total liabilities and equity	$60,605	$50,454
(1) Derived from audited financial statements.

SEMPRA ENERGY
Table C

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
(Dollars in millions)	2018	2017(1)
	(unaudited)
Cash Flows from Operating Activities
Net income	$162	$802
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,158	1,106
Deferred income taxes and investment tax credits	(289)	302
Write-off of wildfire regulatory asset	—	351
Impairment losses	1,304	72
Equity earnings	(50)	(26)
Fixed-price contracts and other derivatives	(44)	(142)
Other	139	18
Net change in other working capital components	444	229
Insurance receivable for Aliso Canyon costs	(56)	64
Changes in other noncurrent assets and liabilities, net	(177)	(72)
Net cash provided by operating activities	2,591	2,704

Cash Flows from Investing Activities
Expenditures for property, plant and equipment	(2,815)	(2,880)
Expenditures for investments and acquisitions	(9,921)	(110)
Proceeds from sale of assets	7	12
Distributions from investments	9	25
Purchases of nuclear decommissioning trust assets	(703)	(1,082)
Proceeds from sales of nuclear decommissioning trust assets	703	1,082
Advances to unconsolidated affiliates	(84)	(321)
Repayments of advances to unconsolidated affiliates	71	8
Other	29	6
Net cash used in investing activities	(12,704)	(3,260)

Cash Flows from Financing Activities
Common dividends paid	(645)	(561)
Preferred dividends paid	(53)	—
Preferred dividends paid by subsidiary	(1)	(1)
Issuances of mandatory convertible preferred stock, net of $41 in offering costs	2,259	—
Issuances of common stock, net of $41 in offering costs in 2018	2,261	37
Repurchases of common stock	(20)	(15)
Issuances of debt (maturities greater than 90 days)	8,628	2,395
Payments on debt (maturities greater than 90 days)	(2,967)	(1,829)
Increase in short-term debt, net	707	475
Proceeds from sales of noncontrolling interest, net of $1 in offering costs	90	—
Net distributions to noncontrolling interests	(101)	(109)
Settlement of cross-currency swaps	(33)	—
Other	(80)	(11)
Net cash provided by financing activities	10,045	381

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8)	11

Decrease in cash, cash equivalents and restricted cash	(76)	(164)
Cash, cash equivalents and restricted cash, January 1	364	425
Cash, cash equivalents and restricted cash, September 30	$288	$261

(1)	As adjusted for the retrospective adoption of ASU 2016-15 and ASU 2016-18.

SEMPRA ENERGY
Table D

SEGMENT EARNINGS (LOSSES) AND CAPITAL EXPENDITURES, INVESTMENTS AND ACQUISITIONS

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2018	2017	2018	2017
	(unaudited)
Earnings (Losses)
SDG&E	$205	$(28)	$521	$276
SoCalGas	(14)	7	244	268
Sempra Texas Utility	154	—	283	—
Sempra South American Utilities	50	42	140	134
Sempra Mexico	44	66	161	105
Sempra Renewables	34	15	(54)	49
Sempra LNG & Midstream	16	(4)	(764)	24
Parent and other	(215)	(41)	(471)	(99)
Total	$274	$57	$60	$757

	Three months ended September 30,		Nine months ended September 30,
(Dollars in millions)	2018	2017	2018	2017
	(unaudited)
Capital Expenditures, Investments and Acquisitions
SDG&E	$343	$359	$1,194	$1,122
SoCalGas	344	351	1,127	1,033
Sempra Texas Utility	—	—	9,278	—
Sempra South American Utilities	54	62	161	139
Sempra Mexico	152	38	320	265
Sempra Renewables	9	261	46	361
Sempra LNG & Midstream	65	16	202	53
Parent and other	5	4	408	17
Total	$972	$1,091	$12,736	$2,990

SEMPRA ENERGY
Table E

OTHER OPERATING STATISTICS (Unaudited)

	Three months ended September 30,		Nine months ended September 30,
UTILITIES	2018	2017	2018	2017

SDG&E and SoCalGas
Gas sales (Bcf)(1)	55	56	244	253
Transportation (Bcf)(1)	163	184	447	488
Total deliveries (Bcf)(1)	218	240	691	741

Total gas customer meters (thousands)			6,874	6,835

SDG&E
Electric sales (millions of kWhs)(1)	4,493	4,443	11,493	11,772
Direct Access and Community Choice Aggregation (millions of kWhs)	1,009	957	2,680	2,530
Total deliveries (millions of kWhs)(1)	5,502	5,400	14,173	14,302

Total electric customer meters (thousands)			1,456	1,440

Oncor(2)
Total deliveries (millions of kWhs)	38,163	—	77,476	—
Total electric customer meters (thousands)			3,607	—

Ecogas
Natural gas sales (Bcf)	1	7	7	22
Natural gas customer meters (thousands)			121	120

Chilquinta Energía
Electric sales (millions of kWhs)	701	699	2,209	2,201
Tolling (millions of kWhs)	75	26	218	70
Total deliveries (millions of kWhs)	776	725	2,427	2,271

Electric customer meters (thousands)			718	700

Luz Del Sur
Electric sales (millions of kWhs)	1,641	1,647	5,099	5,321
Tolling (millions of kWhs)	595	478	1,736	1,384
Total deliveries (millions of kWhs)	2,236	2,125	6,835	6,705

Electric customer meters (thousands)			1,125	1,093

ENERGY-RELATED BUSINESSES

Power generated and sold (millions of kWhs)
Sempra Mexico(3)	1,450	1,327	3,846	3,032
Sempra Renewables(4)	1,189	894	3,763	3,100

(1)	Includes intercompany sales.

(2)
Includes 100 percent of the electric deliveries and customer meters of Oncor Electric Delivery Company LLC (Oncor), in which we hold an 80.25-percent interest through our March 2018 acquisition of our equity method investment in Oncor Electric Delivery Holdings Company LLC (Oncor Holdings). Total deliveries for the nine months ended September 30, 2018 only include volumes from the March 9, 2018 acquisition date.

(3)
Includes power generated and sold at the TdM natural gas-fired power plant and the Ventika wind power generation facilities. Also includes 50 percent of total power generated and sold at the Energía Sierra Juárez wind power generation facility, in which Sempra Energy has a 50-percent ownership interest. Energía Sierra Juárez is not consolidated within Sempra Energy, and the related investment is accounted for under the equity method.

(4)
Includes 50 percent of total power generated and sold related to solar and wind projects in which Sempra Energy has a 50-percent ownership. These subsidiaries are not consolidated within Sempra Energy, and the related investments are accounted for under the equity method. On June 25, 2018, our board of directors approved a plan to sell all U.S. wind and solar assets and investments.